EXHIBIT 10.18

AGREEMENT FOR SALE AND PURCHASE

between

ELIZABETH ARDEN, INC, a Florida corporation f/k/a/
FRENCH FRANGRANCES, INC., a Florida corporation
(Seller)

and

NINA ELAZAR
(Buyer)

14100 N.W. 60th Avenue
Miami Lakes, Florida

Elizabeth Arden, Inc. has requested confidential treatment for certain information that has been redacted from this agreement and replaced with an asterisk (*) pursuant to Rule 24b-2(b) under the Securities and Exchange Act of 1934, as amended.

AGREEMENT FOR SALE AND PURCHASE

               THIS AGREEMENT FOR SALE AND PURCHASE (the "Agreement") dated as of March 29, 2005 (the "Effective Date"), by and between ELIZABETH ARDEN, INC., a Florida corporation (the "Seller") and NINA ELAZAR (the "Buyer").

W I T N E S S E T H:

               In consideration of the sum of Ten Dollars ($10.00), other good and valuable consideration and the covenants in this Agreement, Seller and Buyer hereby agree as follows:

ARTICLE 1

Purchase and Sale

               1.1     The Property. Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller, (a) Seller's fee simple title interest in that certain real property located in Miami-Dade, County, Florida and more particularly described on Schedule 1.1-A attached hereto and made a part hereof, together with any buildings, improvements, and fixtures (excluding the "Seller's Personal Property and Fixtures" to the extent deemed fixtures) owned by Seller and located thereon (collectively, the "Real Property"), including specifically, those fixtures more particularly described on Schedule 1.1-B attached hereto and made a part hereof (the "Buyer's Fixtures"), and (b) the personal property now owned by Seller (excluding the Seller's Personal Property and Fixtures to the extent deemed personal property), located in or upon the Real Property and more particularly described on Schedule 1.1-C attached hereto and made a part hereof (collectively, the "Personal Property"). The Real Property and the Personal Property collectively shall be referred to as the "Property." As used in this Agreement, the term "Seller's Personal Property and Fixtures" shall collectively mean all of the Seller's personal property, fixtures, materials, equipment and machinery as more particularly described on Schedule 1.1-D attached hereto and made a part hereof, which Seller's Personal Property and Fixtures are hereby expressly excluded from the sale of the Property and shall remain the property of the Seller after the Closing (as defined below), unless Buyer elects to exercise the Options (as defined below).

               1.2     [*]

ARTICLE 2

Purchase Price

               2.1     Amount and Payment.  [*], the total purchase price for the Property shall be [*] (the "Purchase Price"), which Purchase Price shall be payable to Seller as follows:

                         (a)     Initial Deposit.  Upon the execution of this Agreement, Buyer shall deliver to the trust account of Robert G. Monas, P.A. (the "Escrow Agent") an initial deposit in the amount of FIFTY THOUSAND DOLLARS ($50,000.00) (the "Initial Deposit").

                         (b)     Second Deposit.  Provided Buyer has not delivered the Termination Notice (as defined below) prior to the expiration of the Inspection Period and subject to Section 5.2, the Buyer shall (prior to the expiration of the Inspection Period) deliver to the Escrow Agent a second deposit in the amount of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) (the "Second Deposit").

                         (c)     Third Deposit.  Provided Buyer has not delivered the Termination Notice (as defined below) prior to the expiration of the Inspection Period, within one hundred five (105) days after the Effective Date, the Buyer shall deliver to the Escrow Agent a third deposit in the amount of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) (the "Third Deposit").

                         (d)     Fourth Deposit.  Provided Buyer has not delivered the Termination Notice (as defined below) prior to the expiration of the Inspection Period, within one hundred twenty (120) days after the Effective Date, the Buyer shall deliver to the Escrow Agent a fourth deposit in the amount of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) (the "Fourth Deposit"). The Initial Deposit, Second Deposit, Third Deposit and Fourth Deposit shall be held in an interest bearing account and collectively shall be referred to as the "Deposit". The Deposit shall be held by the Escrow Agent in an interest bearing account and disbursed in accordance with the terms and conditions of this Agreement. Except in the event of a Buyer Default (as defined below), all interest shall accrue to Buyer. At Closing, the Deposit shall be credited against the Purchase Price and wire transferred to Seller by the Escrow Agent.

                         (e)     Balance to Close.  At the Closing, Buyer shall pay to the Seller by wire transfer of federal funds the balance of the Purchase Price, [*], plus or minus prorations and adjustments as provided in this Agreement (the "Cash To Close").

ARTICLE 3

Closing Date

               3.1     Closing.  The purchase and sale of the Property contemplated by this Agreement (the "Transaction") shall be completed through a closing (the "Closing"), which Closing shall occur at the offices of Buyer's counsel, on or before date mutually acceptable to Seller and Buyer that is not later than July 31, 2005 (the "Closing Date"), provided that if Seller elects (or is required) to cure the Title Defects (both as defined below) pursuant to Paragraphs 5.2 and 5.4 of this Agreement, respectively, then the Closing Date shall be extended (if necessary) to the second (2nd) Business Day following the expiration of the Cure Period or the Survey Cure Period (both as defined below).

ARTICLE 4

Title to the Property

               4.1     Real Property.  Seller shall convey to Buyer good and marketable fee simple title to the Real Property by special warranty deed (the "Deed") containing special covenants and special warranties of title, subject to the permitted exceptions set forth on Schedule 4.1 attached hereto and made a part hereof (collectively, the "Permitted Exceptions").

               4.2     Service Contracts.  Seller also shall transfer the Personal Property, if any, and convey title to the Real Property, subject to the contracts, licenses, service contracts, miscellaneous agreements and maintenance agreements set forth on Schedule 4.2-A attached hereto and made a part hereof (collectively, the "Service Contracts"), which Service Contracts shall be assigned by Seller and assumed by Buyer at Closing pursuant to an assignment and assumption agreement in the form attached hereto as Schedule 4.2-B and made a part hereof (the "Assignment and Assumption of Service Contracts").

               4.3     Personal Property.  Seller shall convey to Buyer title to the Personal Property, if any, by bill of sale with special warranty of title, but without warranty of fitness or merchantability (the "Bill of Sale").

ARTICLE 5

Evidence of Title and Survey

               5.1     Evidence of Title.  Within five (5) business days from the Effective Date, the Seller shall deliver to Buyer a mortgagee title insurance policy relating to the property (the "Prior Title Policy"). Prior to the expiration of the Inspection Period, the Buyer shall cause a title agent designated by the Buyer (the "Title Agent") to issue to Buyer (and deliver a copy to Seller of) an owner's title insurance commitment relating to the Real Property (the "Title Commitment"), underwritten by a nationally recognized title insurance company (the "Title Company"). Upon recordation of the Deed, the Buyer shall cause the Title Agent to issue an owner's title insurance policy in the amount of the Purchase Price (the "Title Policy"), which Title Policy shall insure Buyer's fee simple interest in the Real Property.

               5.2     Title Matters.  Buyer shall have until the expiration of the Inspection Period (the "Title Review Period") to review the Title Commitment. If Buyer discovers any Title Defects, Buyer shall give written notice to Seller of the Title Defects before the expiration of the Title Review Period. Following the Title Review Period, if Buyer discovers any Title Defects which post-date the effective date of the Title Commitment, Buyer shall give written notice to Seller of the Title Defects within three (3) days from the date Buyer discovers said Title Defects (the "Objection Period"). "Title Defects" shall mean any matters or title exceptions which render title to the Real Property unmarketable in accordance with the applicable title standards adopted by the Florida Bar, excluding (i) the Permitted Exceptions, and (iii) all title matters set forth in or disclosed by the Title Commitment and/or the Prior Title Policy which were not timely objected to as Title Defects by the Buyer in accordance with the terms of this Paragraph 5.2.

               In the event Buyer notifies Seller in writing of any Title Defects before the expiration of the Title Review Period and/or the Objection Period, as applicable, Seller shall have up to sixty (60) days from receipt of Buyer's written notice (the "Cure Period") to cure the Title Defects which have been noted by Buyer in its notice to Seller; provided that, Seller, in its sole discretion, shall determine whether it shall attempt to cure the Title Defects (and the Closing Date shall be extended until the expiration of the Cure Period if Seller elects to cure the Title Defects). Seller shall advise Buyer in writing whether it will attempt to cure the Title Defects within ten (10) days of Seller's receipt of Buyer's written notice regarding the existence of said Title Defects (and the time for delivery of any Deposit to the Escrow Agent due during this time period shall be extended until two (2) business days after Seller provides its notice to Buyer whether it shall attempt to cure the Title Defects). Buyer specifically acknowledges that Seller shall not be obligated to cure the Title Defects. Should Seller be unsuccessful in curing the Title Defects before the expiration of the Cure Period or should Seller be unwilling to cure the Title Defects, Buyer shall elect within five (5) Business Days of the expiration of the Cure Period or within five (5) Business Days of Buyer's receipt of Seller's notice that Seller is unable or unwilling to cure the Title Defects, as applicable, to either (i) accept title to the Real Property as it then is and proceed to close the Transaction pursuant to the terms of this Agreement without a reduction in the Purchase Price, or (ii) terminate this Agreement and demand a refund of the Deposit which shall be returned to Buyer, whereupon neither party shall have any further liability or obligations hereunder except for those liabilities and obligations which by the terms hereof expressly survive the termination of this Agreement. If there are no Title Defects or if Seller is successful in curing the Title Defects, then Seller and Buyer shall proceed to close the Transaction pursuant to the terms of this Agreement without a reduction in the Purchase Price. Also, if Buyer fails to object in writing to any Title Defects before the expiration of the Title Review Period and/or the Objection Period, as applicable, then such failure shall constitute Buyer's acceptance and approval of status of title to the Real Property, such Title Defects shall be deemed to be Permitted Exceptions, and Seller and Buyer shall proceed to close the Transaction pursuant to the terms of this Agreement without a reduction in the Purchase Price. Notwithstanding the foregoing, Seller shall be obligated to cure the following items (the "Mandatory Cure Items"), whether described in the Title Commitment, or first arising or first disclosed by the Title Company (or otherwise to the Buyer) after the effective date of the Title Commitment: any mortgage lien granted by the Seller encumbering the Property. Notwithstanding anything to the contrary set forth herein, if prior to closing, Seller fails to cure all Mandatory Cure Items, the Buyer may either: (1) terminate this Agreement by written notice to Seller and receive a refund of the Deposit or (2) proceed to close on the Transaction and deduct from the Purchase Price a sum equal to the aggregate amount necessary to cure the Mandatory Cure Items.

               5.3     Survey.  Within five (5) days from the Effective Date, the Seller shall, to the extent within Seller's possession, deliver to Buyer a print of the survey obtained by the Seller in connection with Seller's acquisition of the Property (the "Prior Survey"). Prior to the expiration of the Inspection Period, the Buyer may order, at Buyer's expense, a survey of the Real Property prepared in accordance with the "Minimum Standard Detail Requirements for Land Title Surveys" jointly established and adopted in 1988 by the American Land Title Association and the American Congress on Surveying and Mapping (the "Survey").

               5.4     Survey Matters.  Buyer shall have until the expiration of the Inspection Period (the "Survey Review Period") to review the Survey. If Buyer discovers any Survey Title Defects (as defined below), Buyer shall give written notice to Seller of the Survey Title Defects before the expiration of the Title Review Period. "Survey Title Defects" shall mean any encroachments, easements, overlaps or other survey matters which render title to the Real Property unmarketable, excluding (i) the Permitted Exceptions and (ii) all encroachments, easements, overlaps and other survey matters set forth on or disclosed by the Survey and/or the Prior Survey which were not timely objected to as Survey Title Defects by the Buyer in accordance with the terms of this Paragraph 5.4 before the expiration of the Survey Review Period.

               In the event Buyer notifies Seller in writing of any Survey Title Defects before the expiration of the Inspection Period, Seller shall have up to sixty (60) days from receipt of Buyer's written notice (the "Survey Cure Period") to cure the Survey Title Defects which have been noted by Buyer in its notice to Seller; provided that, Seller, in its sole discretion, shall determine whether it shall attempt to cure the Survey Title Defects (and the Closing Date shall be extended until the expiration of the Survey Cure Period if Seller elects to cure the Survey Title Defects). Seller will advise Buyer in writing whether it will attempt to cure the Survey Title Defects within ten (10) days of Seller's receipt of Buyer's written notice regarding the existence of said Survey Title Defects. Buyer specifically acknowledges that Seller shall not be obligated to cure the Survey Title Defects. Should Seller be unsuccessful in curing the Survey Title Defects before the expiration of the Survey Cure Period or should Seller be unwilling to cure the Survey Title Defects, Buyer shall elect within five (5) Business Days of the expiration of the Survey Cure Period or within five (5) Business Days of Buyer's receipt of Seller's notice that Seller is unable or unwilling to cure the Survey Title Defects, as applicable, to either (i) accept title to the Real Property as set forth on and disclosed by the Survey and proceed to close the Transaction pursuant to the terms of this Agreement without a reduction in the Purchase Price, or (ii) terminate this Agreement and demand a refund of the Deposit which shall be returned to Buyer, whereupon neither party shall have any further liability or obligations hereunder except for those liabilities and obligations which by the terms hereof expressly survive the termination of this Agreement. If there are no Survey Title Defects or if Seller is successful in curing the Survey Title Defects, then Seller and Buyer shall proceed to close the Transaction pursuant to the terms of this Agreement without a reduction in the Purchase Price. Also, if Buyer fails to object in writing to any Survey Title Defects before the expiration of the Survey Review Period, then such failure shall constitute Buyer's acceptance and approval of status of title to the Real Property as set forth on and disclosed by the Survey, such Survey Title Defects shall be deemed to be Permitted Exceptions, and Seller and Buyer shall proceed to close the Transaction pursuant to the Terms of this Agreement without a reduction in the Purchase Price.

ARTICLE 6

Inspections

               6.1     Inspections.  Within five (5) days after the Effective Date, Seller shall deliver to Buyer (to the extent not already delivered to Buyer prior to the Effective Date) copies of any and all service contracts, appraisals, blueprints, soil tests, soil reports, environmental audits and engineering reports to the extent such items are in Seller's possession (collectively, the "Due Diligence Documents"). The Buyer shall have a seventy-five (75) day period commencing on the Effective Date (the "Inspection Period") to perform or cause to be performed all inspections and analyses relating to the Property that Buyer deems appropriate and necessary, including but not limited to reviewing Property-related agreements, licenses, permits, performing physical inspections, analyses, surveys, measurements, environmental tests (including, without limitation, testing of soil conditions and emissions and for the presence or absence of hazardous materials on or about the Property), and performing financial, land use, zoning and legal analysis regarding Buyer's intended use of the Property and general due diligence regarding compliance with applicable laws, regulations and ordinances (collectively, the "Inspections"). If Buyer is not satisfied with the result of the Inspections, Buyer may terminate this Agreement by giving Seller written notice of termination (the "Termination Notice") prior to the expiration of the Inspection Period. If Buyer gives the Termination Notice prior to the expiration of the Inspection Period, then this Agreement shall terminate and the Deposit shall be returned to the Buyer. Upon termination of this Agreement, Buyer shall promptly return all Due Diligence Documents to the Seller. The Buyer specifically acknowledges and agrees that Seller shall not be obligated to remedy, correct or cure any Property related defect(s) or other matter(s) disclosed by the Inspections, including any environmental condition. If the Buyer fails to deliver the Termination Notice prior to the expiration of the Inspection Period, then such failure to timely deliver the Termination Notice shall constitute Buyer's approval of the results of the Inspections, and Seller and Buyer shall proceed to close the Transaction pursuant to the terms of this Agreement without a reduction in the Purchase Price.

               All physical Inspections of the Property shall be performed by professional and licensed entities maintaining proper insurance (as reasonably determined by the Seller), including, without limitation, the insurance coverage set forth in Paragraph 6.4 of this Agreement. Buyer shall pay all costs of the Inspections and Buyer shall immediately upon receipt, provide Seller with the results of the Inspections. If Buyer shall intend to carry out any Inspections involving the physical disturbance of any portion of the Property, Buyer shall give Seller at least three (3) Business Days prior written notice of such intention and the conduct of such Inspection shall be subject to Seller's reasonable regulations. If requested by Seller, Buyer and its agents shall be accompanied by a representative of Seller when conducting any Inspections on the Property. Buyer shall repair any damage to the Property caused by the Inspections. Buyer shall indemnify and hold Seller harmless from and against any and all damages, expenses, claims or liabilities for personal injury or property damage caused by, arising out of or relating to the Inspections. The indemnity and hold harmless agreements set forth in this paragraph shall survive Closing and shall not be limited or eliminated by any provision terminating this Agreement.

               6.2     Inspection Reports.  Buyer hereby agrees that if the Transaction does not close for any reason whatsoever, Buyer shall deliver to Seller copies of all engineering, environmental and hazardous materials reports prepared or obtained by Buyer and also return to Seller all documents, surveys or other written information of whatever kind or nature in the possession of Buyer which have been provided by Seller in connection with the Transaction.

               6.3     Satisfactory Inspections.  Buyer's failure to terminate this Agreement in accordance with the provisions of Article 6 shall constitute Buyer's acknowledgment that it is satisfied with the results of the Inspections and Buyer accordingly shall proceed to close the Transaction in accordance with the terms of this Agreement.

               6.4     Indemnification.  Seller shall have no liability to Buyer or Buyer's agents, representatives or contractors resulting from their entry upon the Property and the conduct of the Inspections thereon. The provisions of this paragraph shall survive Closing and shall not be limited or eliminated by any provision terminating this Agreement.

ARTICLE 7

"AS IS" Sale

               7.1     No Representations or Warranties. Except for the Seller's Limited Representations (as defined below), the Buyer acknowledges that Seller has made no representations or warranties of any nature whatsoever express or implied, with respect to the Property (including without limitation any representations or warranties as to habitability, merchantability, fitness for a particular purpose; title (other than Seller's limited warranty of title to be set forth in the Deed); the quantity, quality or condition of the Property; the suitability of the zoning thereof; the availability of permits relating thereto; the suitability of the Property for any particular use or purpose; any tax consequences relating to the Transaction; Property-related governmental approvals; the compliance of the Property with any governmental laws (including without limitation the Americans with Disabilities Act); the truth, accuracy or completeness of any of the Due Diligence Documents; or the environmental or physical condition of the Property. ) Buyer further acknowledges that except for the Seller's Limited Representations, it is relying solely upon its own Inspections and is not relying upon any information, document, environmental assessment, map, sketch, projection, pro forma statement, representation, guaranty or warranty (whether express or implied, oral or written, material or immaterial) given or that may have been given by or made on behalf of Seller, or any of its agents, brokers, consultants, employees, officers, members, managing members, partners, affiliates, trustees, beneficiaries, directors or shareholders, including, without limitation, the Due Diligence Documents. The Buyer specifically acknowledges that the Seller has delivered to Buyer the Prior Title Policy, Prior Survey and all other Due Diligence Documents without any representation, warranty or guaranty by or from Seller. Without limiting the generality of the foregoing provisions, Buyer acknowledges and agrees that: (i) any environmental or other report with respect to the Property which is delivered by Seller to Buyer shall be for general informational purposes only; (ii) Buyer shall not have any right to rely on any such report delivered by Seller to Buyer, but rather will rely on its own Inspections of the Property and any reports commissioned by Buyer with respect thereto; and (iii) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such report.

               7.2     "AS IS".  Buyer acknowledges and confirms that it shall purchase the Property in its "AS IS" condition "with all faults" and specifically and expressly without any representations, warranties or guaranties, except for the Limited Representations and the special warranties of title contained in the Deed.

               7.3     Waiver and Release by Buyer.  Buyer specifically waives, releases and discharges any claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including Attorneys Fees) of any and every kind or character, known or unknown, it has, might have had or may have against Seller (and Seller's officers, directors, members, employees and

-

agents), whether known or unknown, with respect to the environmental and physical condition of the Property either patent or latent, its ability or inability to obtain or maintain building permits, or other licenses or governmental approvals for the use or operation of the Property, and/or certificates of compliance for the Property, the actual or potential income or profits to be derived from the Property, and any and all other state of facts which exist with respect to the Property, excepting claims specifically relating to a breach of Seller's Limited Representations, but only to the extent such claims are permitted under this Agreement.

               BUYER HEREBY WAIVES, RELEASES AND RENOUNCES ALL IMPLIED AND EXPRESS WARRANTIES (EXCEPTING THE SPECIAL WARRANTIES OF TITLE CONTAINED IN THE DEED AND BILL OF SALE), INCLUDING WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS, OR ANY CLAIM FOR ANY DIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES RESULTING THEREFROM.

               7.4     Survival of Provisions.  The provisions of Paragraphs 7.1, 7.2 and 7.3 shall survive the Closing and shall not be limited or eliminated by any provision terminating this Agreement.

               7.5     Seller's Limited Representations.  Seller represents and warrants to Buyer, as of the Effective Date, the following:

                         (a)     Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and (ii) has the authority and power to enter into this Agreement and to consummate the Transaction.

                         (b)     The execution and delivery by Seller of, and the performance and compliance by Seller with the terms and provisions of this Agreement do not violate any of the terms, conditions or provisions of (i) its articles of incorporation or bylaws, or (ii) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Seller is subject. No consent, waiver or approval by any third party is required in connection with the execution and delivery by Seller of this Agreement or the performance by Seller of obligations to be performed by Seller under this Agreement.

                         (c)     Seller has not received any notice of (nor to the best of Seller's knowledge are there) any actions, suits, proceedings or claims, including without limitation any condemnation action or governmental enforcement actions, pending or threatened against the Property, at law or equity or before or by any governmental authority, except as shown on Schedule 7.5(c) attached hereto and made a part hereof (collectively, the "Litigation").

                         In the event that any of the representations set forth in the foregoing paragraphs (a) through (c) are true on the Effective Date but no longer true on the Closing Date for any other reason other than the intentional act of Seller, and the failure of such representation or warranty to remain true on the Closing Date constitutes a material and adverse change to the status or condition of the Property which was not discovered by Buyer, and would not have been discovered by Buyer by the exercise of reasonable and customary diligence during the Inspections, Buyer shall have the right to terminate this Agreement and receive a refund of the Deposit, after which neither party will have any further rights or obligations hereunder, except for those liabilities and obligations which by their terms survive the termination of this Agreement.

                         As used in this Agreement, the term "to the best of Seller's knowledge" means, as to any matter being represented and warranted, the actual knowledge of the Seller's Chief Executive Officer, President, General Counsel and Chief Administrative Officer (collectively, the "Seller Representative"). Additionally, "to the best of Seller's knowledge" excludes any constructive knowledge and any matters which may be ascertained from Seller's records, which matters are not within the current knowledge of the Seller Representative. The representations and warranties set forth above as items (a) through (c), inclusive, collectively shall be referred to as the "Limited Representations." Notwithstanding anything to the contrary contained in this Agreement, the Seller's Limited Representations shall not survive Closing.

               7.6     Buyer's Limited Representations. Buyer represents and warrants to Seller, as of the Effective Date and the Closing Date, the following:

                         (a)     Buyer has the authority and power to enter into this Agreement and to consummate the transaction provided for herein.

                         (b)     The execution and delivery by Buyer of, and the performance and compliance by Buyer with the terms and provisions of this Agreement do not violate any of the terms, conditions or provisions of any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Buyer is subject. No consent, waiver or approval by any third party is required in connection with the execution and delivery by Buyer of this Agreement or the performance by Buyer of obligations to be performed by Buyer under this Agreement.

ARTICLE 8

Miscellaneous Property and Covenants

               8.1     Licenses and Permits.  Seller shall transfer and/or assign to Buyer (to the extent transferable/ assignable) all licenses, permits, certificates and miscellaneous agreements relating specifically to the Property designated by Buyer in writing before the expiration of the Inspection Period, provided that any such transfer and/or assignment shall be at no cost and expense to Seller and shall be effectuated in a reasonable manner reasonably agreed by Seller and Buyer. Buyer acknowledges that except for the Limited Representations, Seller has made no representations or warranties of any nature whatsoever regarding any management agreement, license, permit, certificate, agreement or other miscellaneous property relating to the Property.

               8.2     Seller's Limited Covenants.

                         (a)     Seller shall not voluntarily create any liens, encumbrances, defects in title, restrictions or easements (other than Permitted Exceptions) affecting the Property.

                         (b)     From the Effective Date until the date of Closing, Seller will not execute any new leases or renew or modify any existing leases relating to the Real Property (excluding the Lease, as defined below), without the Buyer's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE 9

Deliveries at Closing

               9.1     Deliveries by Seller.  At the Closing, Seller shall execute and/or deliver or cause to be executed and/or delivered to Buyer the following:

                         (a)     the Deed;

                         (b)     Bill of Sale;

                         (c)     Assignment and Assumption of Service Contracts;

                         (d)     No-Lien, Gap, Possession and FIRPTA Affidavit ("Seller's Affidavit");

                         (e)     Closing Statement;

                         (f)     the keys to all locks (excluding the keys to the offices on the second floor), plans and specifications, if in Seller's possession or control, of the buildings and improvements on the land, certificates of occupancy and maintenance records;

                         (g)     authorizing certificate, resolutions and incumbency certificate, evidencing Seller's authority to consummate the Transaction;

                         (h)     such other documents and instruments as may be reasonably required by any other provision of this Agreement or as may be reasonably required by the Title Company or reasonably required to carry out the terms and intent of this Agreement.

               9.2     Deliveries by Buyer.  At the Closing, Buyer shall execute and/or deliver or cause to be executed and/or delivered to Seller the following:

                         (a)     Purchase Price, calculated and paid to the Seller in accordance with this Agreement;

                         (b)     Assignment and Assumption of Service Contracts;

                         (c)     Closing Statement;

                         (d)     Authorizing corporate resolutions, incumbency certificate, partnership certificate, partnership affidavit, partnership agreement or other documentation, as appropriate, for Buyer, evidencing Buyer's authority to consummate the Transaction; and

                         (e)     Such other documents and instruments as may be reasonably required by any other provisions of this Agreement or as may be reasonably required by the Title Company or reasonably required to carry out the terms and intent of this Agreement.

ARTICLE 10

Closing

               10.1     Possession.  Upon receipt of the Purchase Price on the date of Closing, Seller shall transfer to Buyer possession of the Property, subject to the Permitted Exceptions. Upon receipt of the [*] , Seller shall transfer to Buyer possession of the [*] subject to Seller's right to continue to use pursuant to Section 1.2.

               10.2     Closing Costs.  Seller shall pay (a) the documentary stamp tax due in connection with the conveyance of the Real Property, (b) the cost of recording any instruments necessary to cure Title Defects, (c) all brokerage fees required to be paid by Seller under the Brokerage Agreement (as defined below), and (d) all fees and costs of its legal counsel.

               Buyer shall pay (a) the surtax due in connection with the conveyances of the Real Property, (b) the cost of recording any documents executed in connection with this Agreement (including, but not limited to the Deed, but excluding the cost of recording any instruments necessary to cure Title Defects), (c) the cost of the Survey, (d) all fees and costs relating to the Inspections, (e) all title-related charges and the title insurance premium due in connection with the issuance of the Title Commitment and the Title Policy, (f) all fees, costs and points Buyer may incur in connection with financing for the Transaction, provided that the Closing of the Transaction is not contingent on Buyer's ability to secure such financing and/or satisfy any conditions imposed by any lender in connection with such financing, and (g) all fees and costs of its legal counsel.

               10.3     Prorations and Adjustments.  All income, revenue, lease payments, expenses (including licensing and permitting fees), costs and fees relating to the Property shall be prorated through midnight on the day preceding the actual date of Closing based on actual and final bills or liquidated amounts, provided that if actual and final bills or liquidated amounts are not available at Closing, prorations shall be based on estimates mutually acceptable to Seller and Buyer. The Purchase Price shall be increased or decreased to account for the following prorations and adjustments:

                         (a)     Taxes.  2005 real estate and personal property taxes regarding the Property shall be based on the actual 2005 taxes, except that if the actual 2005 tax bills are not available at the time of Closing, prorations shall be made based upon the real estate and/or personal property taxes for the preceding year.

                         (b)     Assessments.  Certified, confirmed and ratified special assessment liens levied against the Property, and pending liens for which the municipal improvements have been substantially completed, as of the expiration of the Inspection Period shall be paid by Seller; provided, however, that if any special assessments are payable in installments, Seller shall only be responsible for payment of installments to the extent accrued prior to the Closing Date (including the prorated portion of the installment payable in the current year). Pending liens as of the Closing Date, other than those for which the municipal improvements have been substantially completed, shall be assumed and paid for by the Buyer.

                         (c)     Deposits.  All utility deposits that are transferred to the Buyer at Closing shall be credited on the closing statement to the Seller. If any utility deposit is not transferrable to the Buyer, then Seller shall be responsible for obtaining the return of such deposits and Buyer shall be responsible for funding any deposits required to replace the Seller's deposit.

                         (d)     Miscellaneous.  All other income and revenue relating to the Property accruing through midnight of the day immediately preceding the actual date of Closing shall be credited on the closing statement to Seller. Buyer shall pay to Seller promptly after receipt, any income or revenue collected by Buyer after the actual date of Closing attributable to the period ending on the actual date of Closing. All expenses, lease payments, costs and fees relating to the Property incurred through the actual date of Closing shall be paid by Seller, while all expenses, costs and fees incurred after the actual date of Closing shall be paid by Buyer.

               10.4     Reproration and Post-Closing Adjustments. Buyer and Seller agree that upon the written request of either party, any proration based on an estimate and not based on an actual and final bill or liquidated amount may be reprorated upon the issuance of an actual bill or when the final or liquidated amounts are ascertainable, provided that all prorations and post-closing adjustments shall be finalized within sixty (60) days of the date of Closing. The closing statement executed in connection with the Transaction shall contain a provision regarding the reprorations and post-closing adjustments permitted under this paragraph. Further, the provisions of this paragraph shall survive the Closing and shall not be limited or eliminated by any provision terminating this Agreement.

ARTICLE 11

Brokers

               11.1     Brokers, Finders and other Intermediaries. Neither Buyer nor Seller have dealt with any broker, finder or intermediary of any kind in connection with the Transaction, except for Buyer's dealings with Realty World ("Realty World") and Seller's dealings with Easton & Associates and Industrial Group Realty, Inc. ("Easton/Industrial") (Realty World and Easton/Industrial shall hereinafter sometimes be collectively referred to as the "Brokers"). Buyer and Seller each represents to the other that except for the Brokers, there is no broker involved in the Transaction and no fee, commission or sum however characterized is due any broker, finder or intermediary in connection with the Transaction, except for Seller's potential obligation to pay a brokerage commission to the Easton/Industrial in an amount equal to [*] of the Purchase Price (the "Brokerage Commission") in accordance with the terms of a separate agreement between Seller and Easton/Industrial (the "Brokerage Agreement"), Easton/Industrial's potential obligation to pay to pay Realty World a brokerage commission in an amount equal to [*] of the Purchase Price in accordance with the terms of a separate agreement between Easton/Industrial and Realty World, and except as otherwise set forth in Paragraph 11.2 of this Agreement.

               11.2     Indemnification. Buyer and Seller each hereby agree to indemnify and hold the other harmless against and from all claims, demands, causes of action, judgments, losses, damages, costs or expenses, including Attorneys Fees (as defined below) and liabilities which may be asserted or recovered for fees, commissions or other compensation claimed to be due to any broker, finder or intermediary in connection with the Transaction and arising from such party's dealings or alleged dealings, except that Buyer's indemnity of Seller shall not relate to any monies due to Easton/Industrial under the Brokerage Agreement.

               11.3     Survival After Closing. The provisions of this Article 11 shall survive the Closing and shall not be limited or eliminated by any provision terminating this Agreement or be subject to the limitations contained in Paragraph 13.1 of this Agreement.

ARTICLE 12

Casualty and Condemnation

               12.1     Risk of Loss.  The risk of loss in and to the Property shall remain vested in Seller until the Closing, after which such risk shall be the responsibility of Buyer.

               12.2     Notice.  In the event of Major Casualty, Minor Casualty, Major Condemnation or Minor Condemnation (all as defined below), Seller shall promptly notify Buyer in writing of same ("Seller's Notice").

               12.3     Casualty.  In the event of Major Casualty, the Buyer may elect within fifteen (15) days from the Major Casualty to terminate this Agreement, in which event the Deposit (to the extent paid by Buyer) shall be returned to Buyer, and Seller and Buyer shall be released as to one another of all obligations under this Agreement, except for those liabilities and obligations which by their terms survive the termination of this Agreement, or (b) if Buyer does not terminate this Agreement within fifteen (15) days from the Major Casualty, then Seller and Buyer shall proceed to close the Transaction in accordance with the terms of this Agreement and Buyer shall take title to the Property in its damaged condition without a reduction in the Purchase Price, provided that Seller at Closing shall assign to Buyer all insurance proceeds payable under any existing insurance policies relating to the Casualty. For purposes of this Agreement, "Major Casualty" shall mean damage by fire or other casualty to the Property, the cost to repair will be in excess of $1,000,000.00 or the time required to repair will be longer than 180 days (as reasonably determined by Seller).

                            In the event of a Minor Casualty, this Agreement shall remain in full force and effect and Seller and Buyer shall proceed to close the Transaction pursuant to the terms of this Agreement without a reduction in the Purchase Price, provided that Seller at Closing shall assign to Buyer all insurance proceeds payable under any existing insurance policies relating to the Minor Casualty. For purposes of this Agreement, "Minor Casualty" shall mean damage by fire or other casualty to the Property, the cost to repair will be in the amount of $1,000,000.00 or less, or the time to repair will be 180 days or less (as reasonably determined by Seller).

               12.4     Condemnation.  In the event of a Major Taking the Buyer may elect within fifteen (15) days from receipt of notice of such Major Taking to terminate this Agreement, in which event the Deposit (to the extent paid by Buyer) shall be returned to Buyer, and Seller and Buyer shall be released as to one another of all obligations under this Agreement, except for those liabilities and obligations which by their terms survive the termination of this Agreement, or (b) if Buyer does not terminate this Agreement within fifteen (15) days from the receipt of notice of the Major Taking, Seller and Buyer shall proceed to close the Transaction pursuant to the terms of this Agreement without a reduction in the Purchase Price, provided that Seller at Closing shall assign to Buyer all condemnation proceeds or rights to condemnation proceeds relating to the Major Taking. For purposes of this paragraph, "Major Taking" shall mean actual condemnation or receipt by Seller of a notice of taking relating to all or a portion of the Property resulting in a diminution in the fair market value of the Property of more than $1,000,000.00 (as reasonably determined by Seller).

                           In the event of a Minor Taking, this Agreement shall remain in full force and effect and Seller and Buyer shall proceed to close the Transaction pursuant to the terms of this Agreement without a reduction in the Purchase Price, provided that Seller at Closing shall assign to Buyer all condemnation proceeds or rights to condemnation proceeds relating to the Minor Taking. For purposes of this paragraph, "Minor Taking" shall mean actual condemnation or receipt by Seller of a notice of taking relating to all or a portion of the Property resulting in a diminution in the fair market value of the Property of $1,000,000.00 or less (as reasonably determined by Seller).

ARTICLE 13

Default

               13.1     Buyer's Default.  If Buyer fails to perform any of its obligations under this Agreement ("Buyer Default"), Seller shall have the right to terminate this Agreement and retain the Deposit as full and liquidated damages ("Liquidated Damages"), which Liquidated Damages shall be Seller's sole remedy at law or in equity (except for a default under Paragraph 11.2). The parties hereto agree that the Liquidated Damages are not a penalty and represent a fair and reasonable measure of the damages suffered by Seller in the event of a Buyer Default, it being further mutually agreed that the exact amount of damages resulting from a Buyer Default are incapable of determination with any mathematical precision or certainty. Accordingly, the parties hereto agree that the Liquidated Damages are unequivocally fair and reasonable under the circumstances.

               13.2     Seller's Default.  If Seller fails to perform any of its obligations under this Agreement ("Seller Default"), Buyer may either (i) bring an action for specific performance or (ii) elect to receive the return of the Deposit whereupon Seller and Buyer shall be released as to one another of all obligations under this Agreement.

               13.3     Limited Remedies.  It is understood and agreed by and between Seller and Buyer that in the event of a Buyer Default or Seller Default, neither party shall have any right to seek any monetary damages (except for a Buyer default under Paragraph 11.2) whether direct, indirect, consequential or special, in any action at law, except for Seller's right to receive Liquidated Damages upon a Buyer Default and Buyer's right to receive the return of the Deposit upon a Seller Default.

ARTICLE 14

Notices

               14.1     Method.  Except as otherwise provided in this Agreement, all notices, elections and other communications under this Agreement shall be properly given only if made in writing and delivered: (i) by a major overnight courier service such as "FedEx" at the addresses set forth below, (ii) by hand delivery at the addresses set forth below or (iii) by facsimile at the facsimile numbers set forth below, provided that any notice, election or other communication sent via facsimile shall not be effective unless such notice, election or other communication also is sent (within one (1) day of the date of the facsimile) via overnight courier service or hand delivery as provided in subparagraphs (i) and (ii) above. Notices, elections and other communications shall be sent to the following:

Seller:	Elizabeth Arden, Inc. 14100 N.W. 60th Avenue Miami Lakes, Florida Attention: Mr. Oscar Marina Phone: (305) 818-8114 Fax No.: (305) 818-8020

With a copy to:	Adams, Gallinar & Iglesias, P.A. 1200 Brickell Avenue Suite 900 Miami, Florida 33131 Attention: Michael D. Gallinar, Esq. Phone: (305) 416-6810 Fax: (305) 416-6811

Buyer:	Nina Elazar 10141 S.W. 3rd Street Plantation, Florida 33324 Phone: (954) 677-2222 Fax: (954) 677-2433

With a copy to:	Robert G. Monas, P.A. Heron Bay Corporate Center 11555 Heron Bay Boulevard Suite 200 Coral Springs, Florida 33076 Attention: Robert G. Monas, Esq. Phone: (954) 603-0494 Fax: (954) 603-0463

With a copy to:	Hume & Johnson, P.A. 1401 N. University Drive Suite 301 Coral Springs, Florida 33071 Attention: Henry Johnson, Esq. Phone: (954) 755-9880 Fax: (954) 755-9899

or at such different address as either party may designate by written notice as provided herein. Such notices, elections and other communications shall be effective upon the earlier of receipt or the date that delivery is first refused.

ARTICLE 15

Miscellaneous

               15.1     Attorneys' Fees.  As used in this Agreement, "Attorneys Fees" shall mean all attorneys' and legal assistants' fees, costs and expenses, including such fees, costs and expenses incurred at the trial and appellate court levels as well as those fees, costs and expenses incurred in connection with pre-trial matters, bankruptcy matters and post-judgment proceedings. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to recover Attorneys Fees.

               15.2     Assignment.  Buyer may not assign all or any portion of her rights under this Agreement to any person or entity, without the Seller's written consent; provided however, that on a one-time basis prior to the expiration of the Inspection Period, the Buyer may assign all of her rights under this Agreement to any person or entity, which assignment only shall become effective upon the execution by the Buyer and the assignee of an assignment and assumption of contract (in form and content satisfactory to Seller) providing for the assumption by the assignee of all obligations under this Agreement (the "Assignment of Contract") and delivery of the Assignment of Contract to Buyer.

               15.3     Governing Law and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. The parties hereto agree to submit to the jurisdiction of Florida in connection with any claims or controversy arising out of this Agreement and that venue for such actions shall be in Miami-Dade County, Florida.

               15.4     Effect of Partial Invalidity.  If any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been made a part hereof.

               15.5     Construction.  Except as may be expressly provided herein to the contrary, including but not limited to the Limited Representations, the parties acknowledge that with respect to the Transaction (a) each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits thereto, (b) neither party has received from the other any accounting, tax, legal or other advice, or relied upon any promises, representations, warranties or inducements by or on behalf of the other party, and (c) each party has relied solely on the advice of its own accounting, tax, legal and other experts and advisors.

               15.6     Counterparts.  This Agreement may be executed in any number of counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together but as a single instrument.

               15.7     Waiver.  The waiver of any of the provisions of this Agreement by any of the parties hereto shall constitute a waiver of that provision, on that occasion only, and shall not with respect to any other occasion constitute a waiver of that or any other term of this Agreement.

               15.8     Entire Agreement.  All understandings and agreements heretofore made between the parties are merged into this Agreement including the Schedules. There are no oral promises, conditions, representations, warranties, guaranties, understandings, interpretations or terms of any kind as conditions or inducements to the execution of this Agreement in effect between the parties. No change, amendment or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any of the provisions of this Agreement shall be valid unless the same is in writing and is signed by the party against whom enforcement is sought and shall be valid only for the particular time and circumstances for which it is obtained.

               15.9     Calendar/Business Days.  Unless otherwise provided in this Agreement to the contrary, all time periods shall be computed in calendar days. If any deadline falls on a Saturday, Sunday or national legal holiday, performance will be due on the next Business Day. All time periods will end at 5:00 p.m. eastern standard time of the applicable day. As used in this Agreement, "Business Day" shall mean any day other than a Saturday, Sunday, or legal holiday on which national banks are authorized by federal law to close. Time is of the essence in this Agreement.

               15.10     Headings.  Headings and captions at the beginning of each numbered paragraph of this Agreement are solely for the reference of the parties and shall not affect the interpretation of this Agreement.

               15.11     Recording.  Neither this Agreement nor a memorandum of this Agreement shall be recorded by either party in the Public Records of Miami-Dade County, Florida, or in any other Public Records in any other County in the State of Florida. If Buyer records or causes this Agreement or a memorandum of this Agreement to be recorded, such act shall constitute a Buyer Default.

               15.12     Confidentiality.  If for any reason whatsoever the Transaction is terminated prior to Closing, all information and documentation delivered to Buyer by Seller or its agents shall be promptly returned to Seller. Additionally, all information and documentation, as well as any information otherwise obtained or generated by Buyer and its consultants is confidential and shall not be disclosed by Buyer to any party at any time, other than Buyer's attorneys, accountants, consultants, and potential or existing lenders and investors, without Seller's prior written consent. Prior to Closing, Buyer and Seller agree to maintain in confidence and agree not to disclose the terms and provisions of this Agreement and matters relating to the Transaction, except to the extent required by applicable laws (including, without limitation, SEC-required disclosures). Further, Buyer and Seller each agree to use their good faith efforts to prevent any and all such persons retained by them from disclosing any information to third parties with regard to the Transaction.

               15.13     Radon Gas Notice.  Pursuant to Florida Statutes ss404.056, Seller is required to deliver the following notice to Buyer and Buyer acknowledges receipt of the following notice:

RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

               15.14     Lease Contingency.  On the Closing Date, Seller, as tenant, and Buyer, as landlord, shall execute the lease agreement relating to the Seller's occupancy of the second floor of the Property subsequent to the Closing Date, which lease shall be in the form attached hereto as Schedule 15.14(a) (the "Lease"), which Lease shall become effective as of, and be expressly conditioned upon, the Closing. The Lease shall provide, among other things, that Seller shall lease the entire second floor of the Property (approximately 30,000 square feet) and one hundred fifty (150) parking spaces, both as depicted on the drawing attached hereto as Schedule 15.14(b) and made a part hereof. The Lease shall be for a term of [*] months commencing as of the Closing Date (the "Initial Term") at the gross rental rate of [*] (plus any applicable Florida sales tax), payable monthly, in advance; provided, however, that Seller may elect to terminate the Lease at anytime prior to the expiration of the term thereof by delivery of thirty (30) days prior written to the Buyer. The Lease shall be a "gross lease" such that Seller shall have no liability whatsoever for operating expenses, utility charges, maintenance expenses, insurance expenses, real property taxes or any other costs in connection with the leased premises. The Lease shall also require that Seller maintain commercial general liability insurance with minimum limits of liability in an amount of Two Million Dollars ($2,000,000.00) per occurrence and name Buyer as an additional insured. Accordingly, Buyer shall be responsible for the payment of all operating expenses, real property taxes, assessments, utility charges (including, but not limited to, gas, water, sewer and electrical charges), maintenance expenses, insurance expenses and all other costs in connection with the leased premises. Following the expiration of the Initial Term, Seller shall have the option to extend the Initial Term on a month-to-month basis; provided that if Seller elects to extend the Lease beyond the Initial Term then Seller shall be required to provide Buyer with sixty (60) days written notice prior to Seller's termination of the Lease. Following the expiration of the Initial Term, Buyer may elect to terminate the Lease by delivery of ninety (90) days prior written notice to Seller

               IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the Effective Date.

Signed, sealed and delivered in the presence of:		SELLER:

/s/ Laz Rothstein		ELIZABETH ARDEN, INC., a Florida Corporation
Name:	Laz Rothstein
		By:	/s/ E. Scott Beattie
/s/ Ana M. Chavez		Name:	E. Scott Beattie
Name:	Ana M. Chavez	Title:	Chairman & C.E.O.

/s/ Crystal Yen	BUYER:
Crystal Yen

/s/ Shelyn Lee	/s/ Nina Elazar
Shelyn Lee	Nina Elazar

Schedules

Schedule 1.1-A	-	Real Property
Schedule 1.1-B	-	Buyer's Fixtures
Schedule 1.1-C	-	Personal Property
Schedule 1.1-D	-	Seller's Personal Property and Fixtures
Schedule 1.1-E	-	[*]
Schedule 4.1	-	Permitted Exceptions
Schedule 4.2-A	-	Service Contracts
Schedule 4.2-B	-	Assignment and Assumption of Service Contracts
Schedule 7.5(c)	-	Pending Litigation
Schedule 15.14(a)	-	Lease
Schedule 15.14(b)	-	Lease Space and Parking Spaces